UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2011

AE BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51354	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Office) (Zip Code)

 (408) 213-0940
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On February 8, 2008, Energy Enzymes, Inc., a wholly-owned subsidiary of AE Biofuels, Inc., entered into a Revolving Line of Credit Agreement (the “Credit Agreement”) with Mr. Cagan (the “Lender”) for up to $3,000,000.  On August 17, 2009, International Biodiesel, Inc., a wholly owned subsidiary of AE Biofuels, Inc., assumed the Credit Agreement with Mr. Cagan and increased the principal amount up to $5,000,000. The $5,000,000 Credit Agreement is secured by accounts, investments, intellectual property, securities and other collateral of AE Biofuels, Inc., excluding or subordinated to the collateral securing our obligations under the Note and Warrant Purchase Agreement with Third Eye Capital Corporation and Third Eye Capital ABL Opportunities Fund, and the collateral securing our obligations under the Secured Term Loan with the State Bank of India. The $5,000,000 Credit Agreement bears interest at the rate of 10% per annum and was extended by election of the Company on July 1, 2011 for an additional year until July 1, 2012.

By actions of the Board of Directors of the Company on September 2, 2010, in consideration for the noteholder (i) agreeing to subordinate the Credit Agreement to the Third Eye Capital Corporation Note Purchase Agreement dated October 29, 2010 and (ii) extending the maturity date of the Revolving Line when due on July 1, 2011,  the Board of Directors agreed (a) to grant Mr. Cagan the option to convert a portion of the outstanding principal under the Credit Agreement into shares of the Company’s common stock at a conversion price equal to the prevailing common stock price immediately prior to the September 2, 2010 board meeting; and (b) to pay Mr. Cagan a fee of 5% of the outstanding balance of the Revolving Line, payable in cash or stock at the same conversion price and terms.  Upon exercise by the Company of the one year extension of the Credit Agreement maturity to July 1, 2012, an additional 5% fee was incurred.

On September 30, 2011, Mr. Cagan provided the Company a Notice of Principal Conversion under the Credit Agreement, converting all of the outstanding principal eligible for conversion as of September 30, 2011 into AE Biofuels common shares in the amount of $1,452,818.  Mr. Cagan also provided the Company notice that the Credit Agreement was owned by four note holders: Laird Q. Cagan (27%); McAfee Capital, LLC (62%); Clyde Berg (6%) and Mougins Capital (5%).  Pursuant to this conversion of promissory note principal into common equity, the Company issued approximately 24% of its outstanding shares (29,056,356 shares) in the form of common stock of the Company (the “Shares”).  The Shares are being issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”), by reason of Regulation D, Rule 506 promulgated thereunder.

After the conversion of all of the eligible convertible principal under the Credit Agreement into equity on September 30, 2011, the remaining principal, interest and fees balance under the Credit Agreement is $5,165,206.  Future conversions of principal are specifically limited to (i) a conversion price equal to the average daily closing AE Biofuels stock price for the 22 trading days prior to the date of conversion, and (ii) a conversion amount not to exceed the amount of future interest and fees incurred under the Credit Agreement, which bears interest at 10% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AE Biofuels, Inc.

Date: October 6, 2011	By:	/s/ Eric A. McAfee
Eric McAfee
Chief Executive Officer